UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2014

APACHE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-4300	41-0747868
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 Post Oak Boulevard

Suite 100

Houston, Texas 77056-4400

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (713) 296-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-Commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 11, 2014, Apache Corporation, a Delaware corporation (“Apache”), entered into a Credit Agreement among Apache, the lenders party thereto, Citibank, N.A., as Administrative Agent, Bank of America, N.A. and JPMorgan Chase Bank, N.A., as Co-Syndication Agents, and The Royal Bank of Scotland plc and Wells Fargo Bank, National Association, as Co-Documentation Agents (the “Credit Agreement”).

The Credit Agreement provides for a $2.0 billion 364-day senior revolving credit facility. Proceeds of borrowings may be used for general corporate purposes. Apache’s borrowing capacity under this facility and its other committed credit facilities support its commercial paper program, which was increased by $2.0 billion to $5.0 billion on December 12, 2014. Apache expects its increased borrowing capacity to provide additional liquidity pending closing of previously announced asset sales.

Apache may borrow, prepay, and reborrow loans under the Credit Agreement subject to representations and warranties, covenants, and events of default that are substantially similar to those in Apache’s existing revolving credit facilities. The aggregate amount at any time outstanding under the Credit Agreement may not exceed the total commitments of $2.0 billion.

All amounts outstanding under the Credit Agreement are due December 10, 2015, provided that Apache may elect to convert each then outstanding revolving loan into a term loan of like amount maturing one year thereafter. Apache’s election must be accompanied by payment of a term-out fee equal to 100 basis points on the aggregate loan amount so converted. No amounts paid or prepaid under the term loan may be reborrowed.

All borrowings under the Credit Agreement bear interest at one of the following two rate options, as selected by Apache:

•	A base rate plus a margin, with the (i) base rate being a rate per annum equal to the greatest of (a) the prime rate as announced by Citibank, N.A., (b) the federal funds rate plus .50%, and (c) the London Interbank Offered Rate (“LIBOR”) for a one-month interest period plus 1%, and (ii) margin (“Base Rate Margin”) being a rate per annum that varies from 0.0% to .125% based on the rating for Apache’s senior, unsecured, non-credit enhanced, long-term indebtedness for borrowed money (“Long-Term Debt Rating”); or

•	LIBOR plus a margin (“Eurodollar Margin”) at a rate per annum varying from .69% to 1.125% based on Apache’s Long-Term Debt Rating. For LIBOR-based interest rates, Apache may select an interest period of one, two, three or six months or one week.

The Credit Agreement also requires Apache to pay a facility fee equal to a per annum rate that varies from .06% to .125% of the full amount of the commitments based on its Long-Term Debt Rating.

Currently, the Base Rate Margin is 0.0%, the Eurodollar Margin is 0.925%, and the facility fee is 0.075%.

The foregoing summary of the Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this report and incorporated herein by reference.

The Credit Agreement has been filed with this report to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about Apache. Representations, warranties and covenants in the Credit Agreement were made only for purposes of the Credit Agreement, were solely for the benefit of the parties to the Credit Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Credit Agreement. Representations and warranties in the Credit Agreement may have been made as of specific dates and for purposes of allocating contractual risk between the parties instead of establishing matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Credit Agreement and should not rely on the representations, warranties, and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Apache or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of a Credit Agreement, which subsequent information may or may not be fully reflected in Apache’s public disclosures.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this item is included in Item 1.01 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Credit Agreement, dated as of December 11, 2014, among Apache Corporation, the lenders party thereto, Citibank, N.A., as Administrative Agent, Bank of America, N.A. and JPMorgan Chase Bank, N.A., as Co-Syndication Agents, and The Royal Bank of Scotland plc and Wells Fargo Bank, National Association, as Co-Documentation Agents.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APACHE CORPORATION

Date: December 15, 2014	/s/ Matthew W. Dundrea
Matthew W. Dundrea Senior Vice President, Treasury and Administration

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Credit Agreement, dated as of December 11, 2014, among Apache Corporation, the lenders party thereto, Citibank, N.A., as Administrative Agent, Bank of America, N.A. and JPMorgan Chase Bank, N.A., as Co-Syndication Agents, and The Royal Bank of Scotland plc and Wells Fargo Bank, National Association, as Co-Documentation Agents.